UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  November 23, 2011

Power of the Dream Ventures, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

000-52289	51-0597895
(Commission File Number)	(IRS Employer Identification No.)

1095 Budapest, Soroksari ut 94-96, Hungary
(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code:	+36-1-456-6061

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On November 23, 2011 Power of the Dream Ventures, Inc. (the “Company”) announced a dividend distribution to its shareholders of record on December 23, 2011 of a portion of restricted shares of common stock the Company owns in iGlue, Inc., a partially-owned subsidiary of Hardwired Interactive, Inc., an over the counter bulletin board company (“Hardwired”).  The dividend will be distributed in the following ratio: 0.05 per share of iGlue common stock for each share of common stock of the Company owned by a Company stockholder. The Company has filed a notice as required under Rule 10-b17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 6490 of the rules of the Financial Industry Regulatory Authority (“FINRA”) with FINRA. The notice is currently being reviewed by FINRA.

The details of the distribution follow:

(i)  The Company owns 600,000 shares of Series B Preferred Stock of Hardwired that are convertible at the rate of 10 shares of common stock of Hardwired for each share of Series B Preferred of Hardwired.  Hardwired has filed a preliminary  information statement on Schedule 14C with the Securities and Exchange Commission under the Exchange Act in which it announced that it was going to (i) complete a 1 for 110 reverse stock split of Hardwired’s  issued and outstanding shares of common stock and change its name from Hardwired Interactive, Inc. to iGlue, Inc.

(ii) At the completion of the reverse stock split and the name change by Hardwired, the Company will convert all 600,000 of its Series B Preferred shares of iGlue (formerly known as Hardwired) into shares of iGlue common stock and will distribute approximately 3,500,000 such restricted shares to its stockholders of record as of December 23, 2011. It is currently anticipated that the distribution of the iGlue restricted shares of common stock to the Company’s shareholders will occur on January 13, 2012.  The Company will retain ownership of the remaining shares of iGlue common stock after the Series B Preferred conversion.  All of the shares of iGlue common stock so distributed will remain restricted shares after the distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power of the Dream Ventures, Inc.

________________________

    Registrant

Date December 21, 2011

/s/ Viktor Rozsnyay__________

(Signature)

Viktor Rozsnyay, President and

Chief Executive Officer